Exhibit 10.30

December 4, 2018

Carlos E. Campoy

Dear Carlos:

On behalf of Alder BioPharmaceuticals, we are pleased to offer you a position of Chief Financial Officer, reporting to Bob Azelby, President and Chief Executive Officer.

The terms under which we offer you this position, in their entirety, are as follows.

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Compensation:   Your position is classified as exempt for purposes of wage and hour laws. Your starting salary will be $410,000.00 annually, which will be paid on a monthly basis. You will also be eligible for a 40% target bonus starting with the 2019 calendar year. A salary review will take place annually, and will be linked to an evaluation process. Your first salary review will take place in January 2020.

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Stock Options: The Board views stock option grants as an important portion of the compensation package.  As a material inducement to your acceptance of this offer, subject to approval by the Board, Alder is pleased to offer you a non-statutory option (the “Option”) to purchase 270,000 shares of common stock of the Company, with an exercise price equal to the fair market value of a share of common stock as of the date of grant.  The Option will vest with respect to twenty-five percent (25%) of the shares underlying the Option on the one-year anniversary of your employment start date and the remaining seventy-five percent (75%) of the shares underlying the Option will vest in equal monthly installments over the thirty-six (36) month period following the one-year anniversary of your employment start date, subject to your continued service with the Company through each relevant vesting date.  The Company understands that you would not accept employment with the Company but for the granting of this award.  This grant will be subject to the terms of a non-shareholder approved equity incentive plan to be approved by the Board pursuant to the “inducement exception” provided under NASDAQ Listing Rule 5635(c)(4).  We anticipate that the terms of this plan and the applicable stock option agreement will be similar to the terms of the Company’s other equity incentive plan and standard form of stock option agreement thereunder.

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Relocation:    In connection with this offer of employment, Alder agrees to provide you with relocation assistance, subject to the provisions of this section. Your relocation package includes the following elements:

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Alder will reimburse you for certain expenses relating to your relocation from Florida to the Seattle area, such as closing costs on the sale of your Florida home, and career transition services for your spouse. These reimbursable expenses shall not exceed $60,000.00 and are only payable upon submission of appropriate documentation for expenses.

•	In addition to your relocation allowance, Alder will provide you with:
•	3 months of temporary housing
•	Rental car for 2 months
•	Shipment of household goods plus one automobile
•	3 trips between Florida and Washington for you and your spouse.

You must submit any requests for reimbursement expenses by December 31, 2019. Some relocation expenses may be included as taxable wages and other expenses may be deductible and not subject to taxes. Alder will gross up any amounts subject to payroll taxes. If you voluntarily terminate your employment within 12 months of your official start date with Alder, you will be required to reimburse Alder for 100% of the relocation expenses reimbursed to you or paid on your behalf (including any tax gross-up). If you voluntarily terminate your employment within 13-24 months of your official start date with Alder, you will be required to reimburse Alder for 50% of the relocation expenses reimbursed to you or paid on your behalf. You hereby expressly authorize the Company to withhold from your final paycheck any amounts owed to Alder, and you agree to repay any balance due in four equal quarterly installment payments, the first payment to be made on the last business day of the month following the month in which your termination is effective.

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Benefits:   As a full-time employee you will be entitled to participate in our employee benefit programs, including medical and dental insurance programs. The details of these plans will be described on your first day of work. As a Chief Financial Officer, you will be a participant in the Alder Executive Severance Benefit Plan. You will be eligible for 5 weeks of paid vacation time per year. In addition, Alder observes the following paid holidays:  Memorial Day, Independence Day, Labor Day, Thanksgiving, Friday after Thanksgiving, and the week of Christmas to New Year’s Day.

•	Offer of Employment Expiration Date: This offer expires December 7, 2018.

In accordance with Washington State law, the employment opportunity that we offer is of indefinite duration and may continue as long as you and the Company consider it of mutual benefit. Either you or the Company is free to terminate the employment relationship at will and at any time, with or without cause. Likewise, all terms of your employment here are subject to change at Alder’s sole discretion. Any representations to the contrary that have been made to you are unauthorized and are formally rescinded.

Assuming that you accept this offer of employment, we will ask you to sign a copy of our Invention and Proprietary Information Agreement. At this time, we will need attached to this agreement a listing of any and all patents that you have invented or co-invented. We will need these items before your work at Alder BioPharmaceuticals begins.

We hope you will consider this offer of employment favorably and join us in pursuing our scientific and business goals here at Alder BioPharmaceuticals. If you have any questions regarding any of the above information, please contact me at 425 205 2922.

To accept this offer, please sign and return one copy of this letter to us.

Sincerely,

/s/ Robert W. Azelby

Bob Azelby

President and Chief Executive Officer

I accept this offer:

Carlos E. Campoy         12/4/2018

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